Exhibit 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Record 2006 Fourth Quarter

And Full Year Results

ATLANTA, October 5, 2006 – Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the fourth quarter of fiscal 2006 was $41.4 million, or $0.93 per diluted share, an increase of 49% and 52% in net income and earnings per share, respectively, over the year-ago period. Net income and diluted EPS in the fourth quarter of 2005 were $27.8 million and $0.61, respectively, and included a pretax charge of $6.0 million, or $0.09 per diluted share, for additional actions taken under the Company’s 2005 restructuring program as well as a lower effective tax rate in the fourth quarter of fiscal 2005, which benefited the quarter by approximately $0.07 per diluted share. Net sales increased 13% to $674.5 million for the quarter ended August 31, 2006 from $597.2 million in the year-ago period.

Net income for fiscal 2006 was $106.6 million, or $2.34 per diluted share, compared with last year’s net income of $52.2 million, or $1.17 per diluted share, an increase in earnings per share of 100%. Net income and earnings per share for the year ended August 31, 2005 included a $23.0 million pre-tax restructuring charge (or $0.34 per diluted share). Net sales in fiscal 2006 were $2,393.1 million compared with $2,172.9 million reported in the year-ago period, representing an increase of $220.2 million, or 10%.

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Commentary and Outlook

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands said, “2006 was an outstanding year for Acuity Brands. We shipped more products and earned more income in the fourth quarter and for the full year than any other respective periods in our history. This performance reflects the crisp execution of our key strategic initiatives by our more than 10,000 associates world-wide resulting in significant benefits from enhanced service to customers, the successful introduction of new and innovative products, and improved productivity. In fiscal 2006, we grew unit volume significantly at Acuity Brands Lighting and expanded consolidated margins, despite continued increases in the cost of certain raw materials, component parts, and energy-related items as well as managing through the challenges brought on by inconsistent pricing policies of certain competitors in key markets at both businesses. Additionally, we continued to manage our financial assets effectively, further reducing operating working capital as a percentage of net sales to 14.4% at the end of fiscal 2006 from 15.6% in the year-ago period.

“Looking ahead to fiscal 2007, we continue to be cautiously optimistic regarding our future financial performance. We expect that the rebound in non-residential construction, our primary market, will continue throughout 2007 and that our revenue growth will again outpace the overall rate of growth in the market due to our continued focus on service, quality, and new product introductions as well as our disciplined approach to pricing. In addition, our 2007 results should benefit from recent price increases and our on-going initiatives to improve productivity and service, but will be partially offset by certain investments we intend to make in 2007 to accelerate growth, improve mix, and enhance productivity in current and future periods, particularly at Acuity Specialty Products. We further expect cash flow from operations to remain strong, while investing between $40 million and $45 million in capital expenditures in 2007.

“While we are optimistic about our future prospects, we are not without challenges in 2007. We continue to monitor economic factors such as costs for energy, raw materials and components; the potential for a slowing U.S. economy, which could impact the pace

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of growth in non-residential construction; the potential economic repercussions that could result from instability caused by worldwide political events; and the potential for changes in competitive pricing dynamics. In addition, we face execution risk around accomplishing our key strategic initiatives, which we are counting on to continue to fuel gains in our overall performance for key stakeholders. However, all this notwithstanding, with proper execution and the continuation of the current economic and market environment, we expect to continue to grow in our key markets by accelerating new product introductions and improving our service and quality. This, along with expected improvements in productivity, should again allow us to continue to make meaningful progress towards the achievement of our long-term financial goals that are consistent with being an upper quartile performing company.”

Fourth Quarter Consolidated, Segment, and Corporate Overview

Consolidated net sales for the fourth quarter ended August 31, 2006 increased $77.3 million, or 13%, to $674.5 million from the year-ago period. The increase was due primarily to the positive impact of unit volume growth in the lighting business and price increases in both the lighting and the specialty chemical businesses. Consolidated gross profit grew approximately 21% to $280.5 million, while gross profit margins expanded 270 basis points to 41.6% of net sales in the fourth quarter of fiscal 2006 from 38.9% reported in the year-ago period. The increase in gross profit and margin was due primarily to higher selling prices, the profit contribution from increased sales volume, improved productivity, and a more favorable mix of products sold, partially offset by higher costs for raw materials and components.

Consolidated operating expenses were $207.5 million, or 30.8% of net sales, in the fourth quarter of 2006 compared with $188.3 million, or 31.5% of net sales, reported in the year-ago period. The increase in operating expenses in the current quarter was due primarily to increased costs related to commissions and freight to support higher net sales as well as higher compensation expense, principally for share-based and incentive compensation programs. These higher costs were partially offset by improved productivity and the $6.0 million special charge recorded in the fourth quarter of 2005 that was not repeated in the current quarter. Consolidated operating profit for the fourth

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quarter of 2006 increased $28.8 million, or 65%, to $73.0 million from $44.2 million reported in the year-ago period due primarily to the higher gross profit noted above. Consolidated operating profit margins expanded 340 basis points in the fourth quarter of 2006 to 10.8% from 7.4% in the year-ago period due to improvements in both gross profit and operating expenses as a percentage of net sales.

Net sales at Acuity Brands Lighting (ABL) in the fourth quarter of fiscal 2006 were $524.3 million, a quarterly record, compared with $452.5 million reported in the year-ago period, representing an increase of $71.8 million, or 16%. Net sales at ABL increased over the prior year due primarily to greater unit volume, better pricing, and a more favorable mix of products sold. More than half of the increase in net sales was due to greater shipments in the quarter as a result of improved service and higher customer demand in the non-residential construction market. The backlog at August 31, 2006 was $176.0 million, $23.8 million greater than the prior year-end backlog, reflecting continued strong order rates. Operating profit at ABL was $65.9 million in the fourth quarter of fiscal 2006, an increase of $28.6 million, or 77%, from the year-ago period. The increase in operating profit was due primarily to the variable contribution from higher net sales noted above, improved productivity, and the special charge in 2005 that was not repeated in the current year ($3.0 million), partially offset by higher raw material and component costs and increased costs for compensation, commissions, and freight.

Net sales at Acuity Specialty Products (ASP) in the fourth quarter of fiscal 2006 increased $5.4 million, or 4%, to $150.1 million from $144.7 million in the year-ago period. The increase in net sales was due primarily to more favorable pricing in the domestic industrial and institutional (I&I) and retail channels and the favorable impact of foreign currency translation on international sales, partially offset by lower unit volume in the I&I business. Operating profit at ASP for the fourth quarter of fiscal 2006 was $15.6 million compared with $17.1 million reported in the year-ago period, a decrease of $1.5 million, or 9%. The decrease in operating profit in the fourth quarter of fiscal 2006 was due primarily to higher costs for raw materials and freight, lower unit volume in the I&I business, and a pre-tax charge of $0.8 million related to a product recall due to defective containers purchased from a vendor.

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Corporate expense was $8.5 million in the fourth quarter of fiscal 2006 compared with $10.1 million in the year-ago period. The decrease was due primarily to the special charge of $2.4 million included in the prior year and not repeated in 2006, partially offset by higher costs for incentive compensation, including share-based plans. Net interest expense in the fourth quarter of fiscal 2006 decreased to $8.4 million from $8.7 million reported in the year-ago period. The consolidated income tax rate for the Company was 35.6% and 26.7% for the quarters ending August 31, 2006 and 2005, respectively. The lower rate in the fourth quarter of 2005 was due primarily to certain tax credits associated with the Company’s Mexican operations and certain state tax benefits.

Fiscal Year Results

Consolidated net sales for the year ended August 31, 2006 increased $220.2 million, or 10%, to $2,393.1 million compared with $2,172.9 million reported in the same period a year ago. Consolidated operating profit for fiscal 2006 was $197.4 million as compared with operating profit of $106.7 million in the prior year, an increase of $90.7 million, or 85%. Operating profit for the year ended August 31, 2006 was positively impacted primarily by the variable contribution margin earned from higher sales volume, benefits from pricing actions, improved productivity and manufacturing efficiencies, as well as by the aggregate $23.0 million pre-tax restructuring charge recorded in fiscal 2005 not repeated in 2006. These benefits were partially offset by escalating raw material and component costs and higher compensation costs, including share-based plans. The Company’s effective tax rate in 2006 was 34.9% and is expected to approximate 35% in 2007.

Additionally, the Company generated $155.9 million in cash flow from operations for the year ended August 31, 2006 as compared with $137.1 million generated in the year-ago period, an increase of $18.8 million, or 14%. Total debt at August 31, 2006 was $371.9 million, essentially flat from a year ago because of its fixed, long-term nature, while cash on hand declined to $88.6 million from $98.5 million at the end of August 2005 due primarily to 2006 stock repurchases of $194.9 million, partially offset by stock issuances of $61.5 million due primarily to stock option exercises. As of August 31, 2006, the Company repurchased five million shares of its common stock outstanding for a net

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reduction, after option exercises, of two million shares. Stockholders’ equity remained essentially flat at $542.3 million due primarily to higher net income and a lower minimum pension liability, partially offset by the impact of the net stock repurchases and dividends.

The Company’s certifying public accountants’ audit opinion with respect to the year-end financial statements will not be dated until the Company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 5, 2006, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2006 net sales of approximately $2.4 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics® and Antique Street Lamps™. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial®, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,600 people and has operations throughout North America and in Europe and Asia.

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Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of the Company, including, without limitation, statements made regarding fiscal 2007 or beyond such as: the expected tax rate; the expectation that the rebound in non-residential construction will continue; revenue that is anticipated to outpace the overall rate of growth; the benefit of price increases and initiatives to improve productivity and service; investments to accelerate growth, improve mix, and enhance productivity; strong cash flow from operations; investments in capital expenditures; continued growth in key markets by acceleration of product introductions and improvements in service, quality, and productivity; and the expectation that the Company will make meaningful progress towards the achievement of its long-term financial goals. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; the outcome of pending environmental investigations; and economic, political, governmental, and technological factors affecting the Company’s operations, tax rate, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 6, 2006.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	THREE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	AUGUST 31, 2006	AUGUST 31, 2005	AUGUST 31, 2006	AUGUST 31, 2005
ABL	$524,313	$452,528	$65,868	$37,295
ASP	150,138	144,676	15,592	17,084

	$674,451	$597,204	81,460	54,379

Corporate			(8,481)	(10,132)

Operating profit			72,979	44,247
Other (expense) income, net(1)			(344)	2,379
Interest expense, net			(8,395)	(8,709)

Income before taxes			64,240	37,917
Income taxes			22,873	10,108

Net income			$41,367	$27,809

Earnings per Share:
Basic earnings per share			$.96	$.63
Basic weighted-average shares outstanding during period			42,907	43,805
Diluted earnings per share			$.93	$.61
Diluted weighted-average shares outstanding during period			44,365	45,248

	YEAR ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	AUGUST 31, 2006	AUGUST 31, 2005	AUGUST 31, 2006	AUGUST 31, 2005
ABL	$1,841,039	$1,637,902	$181,410	$94,615
ASP	552,084	534,952	48,769	42,306

	$2,393,123	$2,172,854	230,179	136,921

Corporate			(32,770)	(30,176)

Operating profit			197,409	106,745
Other (expense) income, net(1)			(425)	3,818
Interest expense, net			(33,231)	(35,731)

Income before taxes			163,753	74,832
Income taxes			57,191	22,603

Net income			$106,562	$52,229

Earnings per Share:
Basic earnings per share			$2.43	$1.21
Basic weighted-average shares outstanding during period			43,884	43,135
Diluted earnings per share			$2.34	$1.17
Diluted weighted-average shares outstanding during period			45,579	44,752

(1)	Other (expense) income, net consists primarily of gains or losses related to the sale of assets and foreign currency gains or losses.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)	AUGUST 31, 2006	AUGUST 31, 2005
Assets
Current Assets
Cash and cash equivalents	$88,648	$98,533
Receivables, net	379,622	345,770
Inventories, net	209,319	215,590
Other current assets	60,056	57,881

Total Current Assets	737,645	717,774
Property, Plant, and Equipment, net	211,269	219,194
Other Assets	495,202	505,247

Total Assets	$1,444,116	$1,442,215

	AUGUST 31, 2006	AUGUST 31, 2005
Liabilities and Stockholders’ Equity
Current Liabilities
Short-term debt	$643	$567
Accounts payable	243,593	221,844
Accrued compensation	69,360	59,122
Other accrued liabilities	114,198	117,939

Total Current Liabilities	427,794	399,472
Long-Term Debt, less current maturities	371,252	371,736
Other Long-Term Liabilities	102,811	129,214
Stockholders’ Equity	542,259	541,793

Total Liabilities and Stockholders’ Equity	$1,444,116	$1,442,215

Current Ratio (2)	1.7	1.8
Percent of Total Debt to Total Capitalization (3)	40.7%	40.7%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	YEAR ENDED
(Amounts in thousands)	AUGUST 31, 2006	AUGUST 31, 2005
Cash Provided by (Used for):
Operations-
Net income	$106,562	$52,229
Depreciation and amortization	39,012	41,075
Excess tax benefits from share-based payments	(17,282)	—
Other operating activities	27,591	43,783

Cash Provided by Operations	155,883	137,087

Investing-
Capital expenditures	(28,560)	(32,636)
Sale of assets	4,902	3,238

Cash Used for Investing	$(23,658)	$(29,398)

	YEAR ENDED
	AUGUST 31, 2006	AUGUST 31, 2005
Cash Provided by (Used for):
Financing-
Debt	$(473)	$(23,486)
Dividends	(26,854)	(26,342)
Excess tax benefits from share-based payments	17,282	—
Stock Issuances	61,474	27,108
Repurchases of common stock	(194,858)	—

Cash Used for Financing	(143,429)	(22,720)

Effect of Exchange Rate on Cash	1,319	(571)

Net Change in Cash	(9,885)	84,398
Cash at Beginning of Period	98,533	14,135

Cash at End of Period	$88,648	$98,533

(2)	Current Ratio is calculated as Total Current Assets divided by Total Current Liabilities

(3)	Total Debt is defined as Short-term debt plus Long-Term Debt, less current maturities. Total capitalization is defined as Total Debt plus Stockholders’ Equity.